Exhibit 99.1

NEWS RELEASE
Contacts: Main Street Capital Corporation Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com Brent D. Smith, CFO, bsmith@mainstcapital.com 713-350-6000

Dennard Lascar Investor Relations Ken Dennard | ken@dennardlascar.com Zach Vaughan | zvaughan@dennardlascar.com 713-529-6600

Main Street Prices Public Offering of $300 Million of 3.00% Notes due 2026

HOUSTON, January 12, 2021 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce that it has priced an underwritten public offering of $300 million in aggregate principal amount of 3.00% notes due 2026 (the “Notes”). The Notes will bear interest at a rate of 3.00% per year, payable semiannually, will mature on July 14, 2026 and may be redeemed in whole or in part at Main Street’s option at any time at par plus a “make-whole” premium, if applicable. The offering is subject to customary closing conditions and is expected to close on January 14, 2021.

Main Street intends to initially use the net proceeds from this offering to repay outstanding debt borrowed under its credit facility and then, through re-borrowing under the credit facility, to make investments in accordance with its investment objective and strategies, to make investments in marketable securities and idle funds investments, to pay operating expenses and other cash obligations, and for general corporate purposes.

RBC Capital Markets, LLC, Truist Securities, Inc., SMBC Nikko Securities America, Inc. and Raymond James & Associates, Inc. are acting as joint bookrunners for this offering. Comerica Securities, Inc., Hancock Whitney Investment Services, Inc., WoodRock Securities, L.P., and Zions Direct, Inc. are acting as co-managers for this offering.

Investors should carefully consider, among other things, Main Street’s investment objective and strategies and the risks related to Main Street and the offering before investing. The pricing term sheet dated January 12, 2021, the preliminary prospectus supplement dated January 12, 2021, the accompanying prospectus dated April 30, 2019, each of which has been filed with the Securities and Exchange Commission, any related free writing prospectus, and any information incorporated by reference in each, contain this and other information about Main Street and should be read carefully before investing.

A shelf registration statement relating to these securities is on file with the Securities and Exchange Commission and effective. The offering may be made only by means of a preliminary prospectus supplement and an accompanying prospectus, copies of which may be obtained from RBC Capital Markets, LLC, Attention: Investment Grade Syndicate Desk, 200 Vesey Street, 8th Floor, New York, NY 10281, telephone: 866-375-6829, or e-mail: rbcnyfixedincomeprospectus@rbccm.com, Truist Securities, Inc., Attention: Prospectus Department, 303 Peachtree Street, Atlanta, GA 30308, telephone: 800-685-4786, or e-mail: TSIdocs@Truist.com, SMBC Nikko Securities America, Inc. at 277 Park Avenue, New York, New York 10172, Attn: Debt Capital Markets, 1-888-868-6856, or e-mail: prospectus@smbcnikko-si.com, or Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, telephone: 800-248-8863, or e-mail: prospectus@raymondjames.com.

The information in the pricing term sheet, the preliminary prospectus supplement, the accompanying prospectus and this press release is not complete and may be changed. The pricing term sheet, the preliminary prospectus supplement, the accompanying prospectus and this press release do not constitute offers to sell or the solicitation of offers to buy, nor will there be any sale of the Notes referred to in this press release, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC (“MSC Adviser”), also maintains an asset management business through which it manages approximately $950 million of investments for third parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon Main Street management’s current expectations and are inherently uncertain. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Main Street’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement. Main Street assumes no obligation to revise or update any such statement now or in the future.

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